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                              EMPLOYMENT AGREEMENT


                  This Employment Agreement (the "Agreement") is made and entered into effective as of the 17th day of April, 1999, by and between NetZero, Inc., a California corporation (the "Company"), with principal corporate offices at 31416 Agoura Road #150, Westlake Village, CA 91362, and Charles Hilliard, whose address is ___________________, California ________ ("Employee").

1.       EMPLOYMENT.

         1.1 The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing April 17, 1999 (the "Effective Date"), and continuing through April 17, 2003 (the "Term"), unless such employment is terminated earlier as provided in
                  Section 4 below.

2.       DUTIES OF EMPLOYEE.

         2.1 Employee shall serve as the Senior Vice President, Finance and Chief Financial Officer of the Company. In this capacity, Employee shall perform such customary, appropriate and reasonable executive duties as are usually performed by a Chief Financial Officer, including such duties as are delegated to him from time to time by the Board of Directors of the Company (the "Board"). Employee shall report directly to the Company's Chief Executive Officer.

         2.2 Employee agrees to devote Employee's full time, attention, skill and efforts to the performance of his duties for the Company during the Term.

3.       COMPENSATION AND OTHER BENEFITS.

         3.1 BASE SALARY. During the Term, the Company shall pay to Employee a base salary of One Hundred Forty Thousand Dollars ($140,000) per fiscal year (the "Base Salary"), payable at the rate of Eleven Thousand Six Hundred Sixty-Six and 67/100 Dollars ($11,666.67) per month, with payments to be made in accordance with the Company's standard payment policy and subject to such withholding as may be required by law.

         3.2 BONUS. During the Term, the Employee shall also be eligible to receive an annual cash bonus of up to 50% of Employee's base salary for each fiscal year (the "Annual Bonus"), less withholding required by law, based on performance criteria established by the Board. Employee shall not be eligible to receive any unpaid Annual Bonus if his employment hereunder is terminated pursuant to either Section 4.1, or if Employee voluntarily resigns.

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         3.3      VACATION. Employee shall be entitled to four (4) weeks paid vacation in accordance with the Company's standard vacation policies.

         3.4 OTHER BENEFITS. Employee shall be eligible to participate, as of the date of Employee's employment, in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other executives of the Company. If Employee elects to participate in any of such plans, Employee's portion of the premium(s) will be deducted from Employee's paycheck.

         3.5 BUSINESS EXPENSES. The Company shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.

         3.6 OPTION GRANT. Employee shall be granted an immediately exercisable, non-qualified stock option (the "Option") under the Company's 1999 Stock Option/Stock Incentive Plan (the "Plan"), for 800,000 shares of the Company's Common Stock, at an exercise price of $0.50 per share. Employee shall acquire a vested interest in twenty-five percent of the Option shares upon the first-year anniversary of the commencement of Employee's employment with the Company and in the remaining seventy-five percent of the Option shares in thirty-six (36) equal monthly installments, beginning one month following such first-year anniversary. The Option shall also be subject to accelerated vesting as set forth below.

         3.7 LOAN. The Company will lend Employee up to such amount as is necessary to exercise the Option in full. The loan (a) will bear interest at the minimum interest rate required to avoid imputation of interest under applicable IRS guidelines, (b) will become due and payable five (5) years from the date the loan is made and Employee shall use the proceeds received by him from the sale of the Option shares to repay the loan, (c) will be secured by the underlying Option shares, and (d) will be recourse with respect to the personal assets of Employee with respect to at least 50% of the principal amount of the loan.

         3.8 PARTICIPATION IN FINANCING. The Company will allow Employee to purchase up to 150,000 shares of the Company's Preferred Stock in the Company's next round of financing, if and when such stock is issued, at the same price per share paid by other purchasers participating in such financing.

4.       TERMINATION.

         4.1      TERMINATION FOR CAUSE.

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                  (a)               Termination "for cause" is defined as
                                    follows: the Company terminates Employee's employment with the Company (1) if Employee is convicted of a felony or commits an act of moral turpitude, in either case which adversely impacts the Company, (2) if Employee materially breaches the Company's Confidentiality and Proprietary Agreement, or (3) if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the direction of the Company's Board of Directors and to perform his obligations hereunder.

                  (b) The Company may terminate this Agreement for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled. The notice of termination shall specify the grounds for termination. If Employee's employment hereunder is terminated "for cause" pursuant to this Section 4.1, Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary and vacation pay through the date of termination, and reimbursement for any expenses as set forth in Section 3.5, through the date of termination, but shall not be entitled to receive any unpaid portion of the Annual Bonus or any other amount.

         4.2 TERMINATION WITHOUT CAUSE. If Employee's employment is terminated without "cause" as defined in Section 4.1(a), or if Employee is Involuntarily Terminated (as defined below), the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination, (ii) reimbursement for any expenses as set forth in Section 3.5, through the date of termination, (iii) Employee's Annual Bonus, prorated through the date of termination, and (iv) a severance payment in an amount equal to Two Hundred Eighty Thousand Dollars ($280,000.00), payable in one lump sum, subject to withholding as may be required by law. In addition, if Employee's employment is terminated without cause (other than if Employee is Involuntarily Terminated) or if Employee's employment is terminated due to death or permanent disability, Employee will be credited with an additional twelve (12) months of service toward vesting in the Option shares in addition to the service he has accrued toward vesting through the date of termination. If Employee is Involuntarily Terminated, vesting of the Option shares will be accelerated in full; provided, however, Employee will only vest in 75% of the Option shares if the Corporate Transaction takes place in the first nine months following the date of commencement of Employee's employment.


                  As used in this Section 4.2, Employee shall be deemed "Involuntarily Terminated" if (i) the Company or any successor to the Company terminates

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                  Employee's employment without cause in connection with or
                  following a Corporate Transaction (as defined in the Company's stock option plan); or (ii) in connection with or following a Corporate Transaction there is (a) a decrease in Employee's title or responsibilities (it being deemed to be a decrease in title and/or responsibilities if Employee is not offered the position of Senior Vice President and Chief Financial Officer of the Company or its successor as well as the acquiring and ultimate parent entity, if any, following the Corporate Transaction), (b) a decrease in pay and/or benefits from those provided by the Company immediately prior to the Corporate Transaction or (c) a requirement that Employee re-locate out of the greater Los Angeles metropolitan area.

5. ASSIGNMENT. Neither the Company nor Employee may assign this Agreement or any rights or obligations hereunder. This Agreement will be binding upon the Company and its successors and assigns. In the event of a Corporate Transaction, the Company shall cause this Agreement to be assumed by the Company's successor as well as any acquiring or ultimate parent entity, if any, following any Corporate Transaction.

6.       MISCELLANEOUS.

         6.1 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, other than the Confidentiality and Proprietary Agreement, and constitutes the entire agreement between the Company and the Employee with respect to its subject matter.

         6.2 This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by each of the parties hereto and which is authorized by the Company's Board of Directors.

         6.3 This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

         6.4 In the event that any provision of this Agreement is determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

         6.5 Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

         6.6 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier

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                  service, and addressed to the receiving party at the
                  respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 6.6 prior to the giving of such notice or other communication.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.


                             NETZERO, INC.


                             By:   /s/ MARK GOLDSTON
                                   ------------------------------
                                   Mark Goldston, Chief Executive Officer

                             /s/ CHARLES HILLIARD
                             ----------------------------------
                             Charles Hilliard

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